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                                                                    EXHIBIT 4.7

                       COLLEGE TELEVISION NETWORK, INC.

                       6,250,000 SHARES OF COMMON STOCK
                          OFFERED PURSUANT TO RIGHTS
                        DISTRIBUTED TO STOCKHOLDERS OF
                       COLLEGE TELEVISION NETWORK, INC.

                                                             July 28, 1998

  This notice is being distributed to all holders of shares of the Common Stock, par value $.005 per share (the "Common Stock"), of record on July 17, 1998 (the "Record Date"), of College Television Network, Inc. (the "Company"), in connection with a distribution of nontransferable subscription rights (the "Rights") to acquire shares of the Common Stock at a subscription price of $1.60 per share.

  Each beneficial owner of Common Stock is entitled to one Right for each
1.2825 shares of Common Stock owned on the Record Date. No fractional Rights will be issued and no cash in lieu thereof will be paid.

  Enclosed are copies of the following documents (the "Subscription
Documents")*:

    1. The Prospectus;

    2. A Subscription Certificate representing your Rights;

    3. The "Instructions as to Use of College Television Network, Inc. Subscription Documents" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9 and a Substitute Form W-9);

    4. A Notice of Guaranteed Delivery for Subscription Documents issued by College Television Network, Inc.; and

    5. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

  *Subscription Documents will not be mailed to holders of Common Stock whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise the Rights represented thereby, such holders must contact the Subscription Agent on or prior to 5:00 p.m. New York City time, on the Expiration Date, as defined below.

  Your prompt action is requested. The Rights will expire at 5:00 p.m., New York City time, on September 10, 1998, unless extended by the Company (the "Expiration Date").

  To exercise the Rights, properly completed and executed Subscription Documents (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date.

  Additional copies of the enclosed materials may be obtained from Patrick G. Doran of the Company. Mr. Doran's toll-free telephone number is (800) 256-1636.

                                          By Order of the Board of Directors